Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated March 23, 2023, on the consolidated financial statements of Worthy Property Bonds 2, Inc. as of February 28, 2023 and for the period from February 1, 2023 (inception) to February 28, 2023 included in this Regulation A Offering Statement of Worthy Property Bonds 2, Inc., on Form 1-A/A, and to the reference to our firm under the heading “Experts”.

Assurance Dimensions

Margate, Florida

April 3, 2023